EXHIBIT 10.21

PURCHASE AGREEMENT

BETWEEN

MARKET DEVELOPMENT CORPORATION,

AS SELLER,

AND

NEW PLAN EXCEL REALTY TRUST, INC.,

AS BUYER

DATED:          JANUARY 2, 2003

i

PURCHASE AGREEMENT

                    THIS PURCHASE AGREEMENT (the "Agreement") is made as of January 2, 2003, between NEW PLAN EXCEL REALTY TRUST, INC., a Maryland corporation ("Buyer"), and MARKET DEVELOPMENT CORPORATION, a Michigan corporation ("Seller"). Buyer and Seller are sometimes referred to individually in this Agreement as a "Party" and collectively as the "Parties."

RECITALS:

                    A.          Seller has established a new Delaware limited liability company to be known as MDC Shopping Center, LLC (the "LLC") of which Seller is the sole member and own one hundred (100%) percent of the membership interests thereof and, subject to the terms and conditions of this Agreement, Seller plans to transfer to the LLC the following:

                         (i)          The fee simple estate in and to the parcels of land described in Exhibit A attached hereto (the "Land") together with the buildings and all other improvements located thereon ("Improvements") for the seven (7) shopping centers listed on Exhibit A, together with all easements, rights of way, reservations, privileges, appurtenances, hereditaments and other estates and rights appertaining thereto including, without limitation, all of Seller's right, title and interest, if any, in and to the streets and roads adjacent thereto to the center line thereof, any strips and gores adjacent to the Land, any alleys adjacent to the Land, any award hereafter made (or to be hereafter made in lieu thereof) for any taking by condemnation and any damages to be paid hereafter with respect to the Land or the Improvements by reason of a change of grade of any street, road or avenue (the Land and Improvements for each shopping center are individually referred to herein as a "Property" and the Land and Improvements for all seven (7) shopping centers are herein collectively referred to as the "Properties");

                         (ii)          All of Seller's right, title and interest in and to all machinery, apparatus, equipment, fittings and fixtures in or on, or used in connection with the Properties and which are attached thereto ("Fixtures");

                         (iii)          All of Seller's right, title and interest in and to all of the personal property located in or on any of the Properties ("Personal Property"). Notwithstanding the foregoing, Personal Property does not include Seller's office equipment located at the Kentwood Shopping Center;

                         (iv)          All of Seller's right, title and interest in, to and under all rights, if any, to the names or trade names and/or logos (collectively "Trade Names") used in connection with the Properties; provided that the name "Market Development Corporation" shall not be included;

                         (v)          The interest of Seller, as landlord, in all occupancy leasehold estates created by those certain leases, license agreements, tenancies and rental agreements and all amendments thereto, and guaranties of obligations thereunder relating to the Properties, including, without limitation, those that are described in the Lease Schedule attached hereto as

Schedule 10(h) together with additional occupancy leases, tenancies and rental agreements entered into by Seller in accordance with the terms of this Agreement (hereto collectively referred to as the "Leases"; and the tenants and/or licensees under the Leases are herein, collectively, referred to as the "Tenants") and all unaccrued, prepaid rents and unapplied security deposits, if any, and non-cash security, if any, held by landlord under the Leases;

                         (vi)          All of Seller's right, title and interest in, to and under all assignable warranties and guarantees, if any, issued in connection with the Properties including, without limitation, the warranties and guaranties listed on Schedule 10(gg) hereof (collectively, the "Assignable Warranties");

                         (vii)          All of Seller's right, title and interest in, to and under all consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality relating to the Properties (collectively, the "Approvals");

                         (viii)          All of Seller's right, title and interest in, to and under all written agreements and contracts, including, without limitation, personal property leases and service contracts (other than the Leases and the Permitted Exceptions as hereinbelow defined) to which Seller is a party which affect the Properties and which Buyer agrees the LLC will assume ("Contracts"), a schedule of which is attached as Schedule 10(i);

                         (ix)          All of Seller's right, title and interest in, to and under all plans and specifications and blueprints (collectively, the "Plans"), if any, related to the Land and the Improvements; and

                         (x)          All of Seller's right, title and interest in and to the Property Files (as defined below), subject to Seller's right to access or copy the Property Files upon request.

                         Except as herein otherwise specifically provided, it is intended that Seller shall transfer to the LLC all of its interests of every kind or nature in the Properties, the Fixtures, the Leases, the Contracts, the Personal Property, Trade Names, the Assignable Warranties, the Approvals, the Plans, the Property Files, and all other interests of Seller in and to the Properties (individually a "Center" and collectively, the "Centers").

                    B.          Subject to the terms and conditions set forth below, Seller desires to sell to Buyer Seller's entire right, title and interest in, to and under the LLC, and Buyer desires to purchase from Seller, Seller's entire right, title and interest in, to and under the LLC provided that the LLC shall theretofore have acquired the Centers pursuant to the terms of this Agreement.

                    NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and promises of the Parties set forth herein, the parties agree as follows:

1.          Sale and Purchase of the LLC. On the terms and subject to the conditions of this Agreement:

(a)          At or prior to the Closing (as defined below), Seller will transfer the Centers to the LLC; and

(b)          At the Closing, Seller will sell and transfer to Buyer, and Buyer will purchase from Seller, one hundred percent (100%) of the membership interests in the LLC together with the sole and exclusive right to manage and operate the LLC including, without limitation, the rights to all profits, losses, distributions, voting rights and capital accounts and all right, title and interest in the Certificate of Formation of the LLC in the form of Exhibit B attached hereto and the LLC Agreement in the form of Exhibit C attached hereto (collectively, the "LLC Interest"). Following such sale and transfer, Seller shall own the entire LLC Interest and therefor, through the LLC, all of the Centers.

2.          Purchase Price. The purchase price for the LLC to be paid by Buyer to Seller will be the sum of Forty-Six Million and no/100 U.S. dollars (U.S. $46,000,000.00) (the "Purchase Price"). The portion of the Purchase Price allocated to each Center is set forth on Exhibit D attached hereto. Buyer has tendered and deposited One Million and no/100 U.S. dollars (U.S. $1,000,000.00) as earnest money (together with all interest earned thereon, the "Deposit") to be applied against the Purchase Price at Closing. The Deposit will be held in escrow by Transnation Title Company ("Title Company"), 921 North Division, Grand Rapids, Michigan 49503, as escrow agent. The balance of the Purchase Price, plus or minus prorations and other adjustments as hereinafter provided, will be paid at the Closing by wire transfer of immediately available funds pursuant to written instructions sent by Seller to Buyer. Title Company shall acknowledge receipt of the Deposit, subject to collection, and shall hold the Deposit in escrow and disburse the Deposit in accordance with the terms set forth below:

(a)          Title Company shall deliver the Deposit to Seller (i) upon the Closing hereunder or (ii) in the event that Seller makes a written demand therefor stating that Buyer has failed to perform Buyer's obligation to close the transaction in accordance with the terms of this Agreement.

(b)          Title Company shall return the Deposit to Buyer in the event that Buyer makes a written demand therefor stating that Seller has failed to perform Seller's obligations hereunder or that Buyer is entitled to the Deposit pursuant to the provisions of this Agreement.

(c)          In the event that Title Company intends to release the Deposit to either Party pursuant to subparagraph (a)(ii) or (b) above, then Title Company shall give to the other Party not less than ten (10) business days prior written notice of such fact, and if Title Company actually receives written notice during such ten (10) business day period that such other Party objects to the release, then Title Company shall not release the Deposit and any such dispute shall be resolved as provided herein. Notwithstanding anything herein to the contrary, in the event Buyer shall timely exercise its right pursuant to Section 3(c) hereof to terminate this Agreement on or before the expiration of the Inspection Period (as defined below), the Title Company shall automatically refund the Deposit to the Buyer without delivery of the written notice otherwise required pursuant to the preceding sentence.

(d)          If the Deposit will be held by Title Company for more than two (2) business days, Title Company shall invest the Deposit in an interest bearing F.D.I.C. insured account at a commercial bank. All interest earned on the Deposit shall belong to the Party entitled to receive the Deposit. Buyer shall be responsible for paying all taxes on any interest earned on the Deposit, which obligation shall survive the Closing.

(e)          Title Company may not commingle the Deposit with other funds held in its "trustee's account."

(f)          In the event that a dispute shall arise as to the disposition of the Deposit or any other funds held hereunder in escrow, Title Company shall have the right, at its option, to either hold the same or deposit the same with a court of competent jurisdiction pending decision of such court, and Title Company shall be entitled to rely upon the decision of such court.

(g)          Title Company shall have no liability whatsoever arising out of or in connection with its activity as escrow agent provided it does not act in bad faith and Seller and Buyer jointly and severally agree to indemnify and hold harmless Title Company from all loss, cost, claim, damage, liability and expenses (including reasonable attorneys' fees) which may be incurred by reason of its acting as escrow agent unless caused by Title Company's bad faith or willful disregard of the escrow provisions in this Section 2.

(h)          Title Company shall be entitled to rely upon any judgment, certification, demand or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein, the propriety or validity thereof, or the jurisdiction of a court issuing any such judgment. Title Company may act in reliance upon (i) any instrument or signature believed to be genuine and duly authorized, and (ii) advice of counsel in reference to any matter or matters connected therewith.

(i)          In the event of a dispute concerning disposition of the Deposit, the Party to whom the Deposit is finally awarded by a court of competent jurisdiction shall be entitled to be reimbursed by the other Party for its reasonable legal fees incurred in the dispute.

                    Title Company has executed this Agreement to acknowledge and agree to the terms and conditions of this Section 2 relating to the holding and disbursement of the Deposit.

3.          Conditions Precedent to Buyer's Obligations. Buyer's obligation to purchase the LLC Interest will be conditioned upon satisfaction of the following conditions, which shall be solely for the benefit of the Buyer, and may be waived at any time by Buyer, and if not satisfied, Buyer shall have the right to terminate this Agreement by giving written notice of termination to Seller in which event the Termination Remedy (as defined below) shall apply.

(a)          Title.

(i)          Seller has delivered to Buyer title insurance commitments (together with all underlying recorded instruments referenced therein) for the Properties ("Title Commitments") issued by the Title Company. Seller has delivered to Buyer ALTA surveys of the Properties certified to the Title Company, the LLC and Buyer ("Surveys"). No later than January 3, 2003 ("Title Review Period"), Buyer shall furnish Seller with a written statement of objections, if any, to the title to each of the Properties as reflected in the Title Commitments and on the Surveys ("Objections"). If an update or endorsement to any of the Title Commitments delivered to Buyer ("Title Update") or any revision to a Survey ("Revised Survey") discloses a title matter that was not disclosed in a Title Commitment, on a Survey, in a previous Title Update or on a previous Revised Survey, Buyer shall deliver to Seller no later than January 3, 2003 ("Title Update Review Period") a written Objection to any matter first disclosed in the Title Update and/or on the Revised Survey accompanied by a copy of the Title Update or Revised Survey (as applicable). Should Buyer fail so to notify Seller of any Objections to title to the Properties which are contained in the Title Commitments or any Title Updates, or on the Surveys or any Revised Survey, Buyer shall be deemed to have agreed to accept title conveyed by Seller to the LLC subject to all matters reflected in the Title Commitments and any Title Updates and to the state of facts shown on the Surveys and any Revised Surveys. All title matters and exceptions set forth in the Title Commitments and any Title Updates and the state of facts shown on the Surveys and any Revised Surveys which are not Objections, or which are thereafter waived by Buyer as hereinafter provided, and the rights of the Tenants under the Leases as tenants only, shall be referred to herein as the "Permitted Exceptions".

          If Buyer notifies Seller within the Title Review Period or the Title Update Review Period, as applicable, of Objections, then prior to the Closing, Seller shall notify Buyer in writing ("Seller's Title Response Notice") of the Objections which Seller agrees to satisfy on or prior to the Closing, at Seller's sole cost and expense, and of the Objections that Seller cannot or will not satisfy. Notwithstanding the foregoing sentence, Seller shall, in any event, be obligated to satisfy those Objections (i) that are monetary liens or security interests or other encumbrances against any of the Properties that by their terms can be satisfied for a liquidated sum of money, and/or (ii) that have been placed against any of the Properties by Seller or the LLC in violation of this Agreement and that will not otherwise be satisfied on or before the Closing. For purposes of this Agreement, Seller may "satisfy" any Objection by discharging, terminating or otherwise eliminating the lien, document or other encumbrance that is the subject of the Objection such that it is omitted from the applicable Title Policy (as hereinafter defined) or by obtaining affirmative title insurance against collection with respect to any Objection that is a lien, security interest, or other encumbrance that can be satisfied for a liquidated sum of money. Buyer shall have the right to use any portion of the Purchase Price to pay and satisfy (or to cause the Title Company to provide affirmative insurance against) any of the Objections listed in clause (i) of the second sentence of this paragraph which Seller is obligated to satisfy. If Seller chooses not to satisfy any of the Objections that Seller is not obligated to satisfy, Seller shall notify Buyer thereof prior to the Closing, and then Buyer shall have the option of either (i) terminating this Agreement by giving written notice of termination to Seller, whereupon the Termination Remedy shall apply or (ii) electing to consummate the purchase of the LLC Interest, in which case Buyer shall be deemed to have waived such Objections and such Objections shall become "Permitted Exceptions". "Termination Remedy" means that the Party entitled to the remedy may terminate this Agreement by notice to the other Party, in which case the Deposit will be returned to Buyer, and neither Party will have any further liability to the other under this Agreement, except (a) to make any payment of the Reimbursement Amount as required under Section 18 hereto, and (b) under any provisions of this Agreement that specifically survive its termination.

(ii)          It is a condition to Buyer's obligation to close that the Title Company shall be irrevocably committed to issue standard American Land Title Association Owners Title Policies (on the current form) (individually, a "Title Policy" and collectively, the "Title Policies") to the LLC, concurrently with Buyer's acquisition of the LLC Interest, for each of the Properties in the amount of the Purchase Price, insuring that the LLC has good, marketable and indefeasible fee simple title to each of the Properties, subject only to the Permitted Exceptions applicable to the particular Property. The total amount of coverage for each Title Policy shall be as set forth on Exhibit E annexed hereto. The Title Policies shall be in the form and shall include such endorsements and affirmative coverages, including, without limitation, the endorsements and affirmative coverages listed on Schedule 3(a)(ii) attached hereto as shall be contained in "Specimen Title Policies" for each of the Centers to be delivered by the Title Company to Buyer and approved by Buyer prior to the Closing.

(b)          UCC Search. Seller will transfer the Personal Property to the LLC by a bill of sale ("Bill of Sale") in the form of Exhibit F attached hereto. Seller shall obtain and deliver to Buyer prior to the Closing (as hereinafter defined) Uniform Commercial Code searches of Seller's name and the LLC's name ("UCC

Search") by the Michigan Secretary of State and the applicable county clerk's office for each of the counties where the Properties are located with respect to the Seller and by the Delaware Secretary of State with respect to the LLC. Seller shall be obligated to transfer the Personal Property to the LLC free and clear of all liens and encumbrances.

(c)          General Inspection. For a period beginning December 18, 2002 and expiring on the Closing Date (as defined below) (the "Inspection Period"), Buyer and its agents have had and will have the right to make, at Buyer's sole cost and expense: (i) a physical inspection of the Improvements; (ii) an environmental investigation of the Properties (subject to the terms and restrictions set forth in Section 9 below); and (iii) such other reviews and inspections of the files, books and records pertaining to the Properties and/or interviews of Tenants, Contract vendors and/or governmental agencies and/or officials as Buyer has deemed or shall deem necessary or desirable in connection with its due diligence investigations of the Properties provided, however, that Buyer's activities hereunder will not damage the Properties, unreasonably disrupt any business operations thereon, or endanger, or otherwise constitute a nuisance to persons or improvements at the Properties.

          Buyer's access to, and inspection of, the Properties has been and will be at Buyer's sole risk and expense and Seller will have no responsibility therefor. Buyer will immediately repair any loss or damage to the Properties caused by the acts of Buyer in connection with its inspection or testing of the Properties hereunder. Buyer will indemnify and hold Seller harmless from and against any and all liability, loss, damage, cost or expense (including court costs and reasonable attorneys' fees) (collectively "Liabilities") incurred by Seller, of whatever nature and by whomever asserted, arising out of, resulting from or in any way connected with the acts of Buyer, its employees, agents or contractors ("Buyer's Agents") in connection with Buyer's access to, and inspection of the Properties hereunder, provided that the foregoing indemnification shall not apply to any Liabilities relating to or arising out of pre-existing conditions. The obligations of Buyer under this paragraph shall survive the Closing or the termination of this Agreement.

          On or before the expiration of the Inspection Period, Buyer, in its sole and absolute discretion, shall have the right to terminate this Agreement by giving written notice of termination to Seller. In the event Buyer timely exercises its right to terminate this Agreement pursuant to this Section 3(c), the Termination Remedy shall apply.

(d)          Estoppel Certificates. Seller has used diligent and good faith efforts to obtain and deliver to Buyer at or before the Closing, Approved Estoppel Certificates (as hereinafter defined) addressed to the Buyer and the LLC dated no earlier than thirty (30) days prior to the Closing Date duly executed by each of the Tenants of the Properties. Seller has prepared estoppel certificates for each

Tenant of the Properties using an estoppel certificate in the form of Exhibit G attached hereto, and submitted same to Buyer for its review and approval. The estoppel certificate for each Tenant approved by Buyer, including any estoppel certificate approved by Buyer after negotiation with the Tenant, is herein referred to as the "Approved Estoppel Certificate." The Approved Estoppel Certificates executed by each of the Tenants without discrepancy, adverse claim or exception are herein referred to as the "Tenant Executed Estoppels." At or prior to the Closing, Seller shall deliver to Buyer copies of all Tenant Executed Estoppels obtained by Seller as of such date. In the event Seller shall not have obtained Tenant Executed Estoppels from all of the Tenants listed on Exhibit G-1 ("Required Tenants") hereto with respect to each Center ("Required Tenant Executed Estoppels"), Buyer shall have the right to terminate this Agreement by giving written notice of termination to Seller, in which event the Termination Remedy shall apply. In the event that Seller shall not have obtained Tenant Executed Estoppels from one hundred (100%) percent of the Tenants of the Properties other than the Required Tenants ("Non Required Tenants") at the time of the Closing, Seller shall execute and deliver to Buyer at the Closing, an estoppel certificate ("Seller Executed Estoppel") in the form of the applicable Approved Estoppel Certificate with respect to any Non Required Tenants who did not execute and deliver an Approved Estoppel Certificate. In the event that any Non Required Tenant executes and delivers an estoppel certificate alleging any default, claim or right of offset, Seller shall either cure any such default or settle any such claim or right of offset prior to Closing or Seller shall execute and deliver to Buyer at the Closing an estoppel certificate ("Seller Executed Disputed Estoppel") in the form of the applicable Approved Estoppel Certificate with respect to such Non Required Tenant that delivered an estoppel certificate alleging a default, claim, or right of offset. The obligation of Seller under the Seller Executed Estoppels and the Seller Executed Disputed Estoppels shall be covered by an indemnification agreement to be executed at Closing by Seller and Spartan Stores, Inc., a Michigan corporation ("Spartan") with respect to the statements set forth therein in the form of Exhibit H attached hereto (the "Indemnification Agreement").

(e)          Seller's Representations. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date both individually and in the aggregate.

(f)          Seller's Covenants. Seller shall have complied with all of its covenants and agreements contained in this Agreement prior to the Closing.

(g)          Adverse Changes. There shall be no material adverse change in either the financial condition of any of the Properties or the physical condition of any of the Properties prior to the Closing, subject to the provisions of Sections 14 and 15 hereof relating to damage, destruction and condemnation.

(h)          Amendments. Amendments to the Leases with D & W Food Centers, Inc. ("D&W") and V. G.'s Food Center, Inc. ("VG") in the forms of Exhibit I annexed hereto shall have been executed and delivered by Seller, as landlord, and D&W or VG, as applicable.

(i)          New Kentwood Lease. Seller shall have executed and delivered a new lease for its premises at Kentwood Shopping Center in the form of Exhibit T annexed hereto ("New Kentwood Lease").

(j)          ABN-AMRO Release. ABN-AMRO shall have satisfied or released of record, at or prior to the Closing, all liens, deeds of trust, mortgages, security interests, collateral assignments, UCC-1 Financing Statements or similar security documents affecting the Centers and securing any indebtedness to ABN-AMRO.

(k)          No LLC Liabilities. The LLC shall have no liabilities or obligations except for the Leases and Contracts assumed by the LLC pursuant to the terms hereof.

(l)          Corporate Approvals. Copies of all authorizations and approvals required on the part of Seller and Spartan to make this Agreement and the agreements, transactions and closing documents (including, without limitation, the Indemnification Agreement) contemplated herein valid, binding, and enforceable obligations of Seller and Spartan and incumbency certificates with respect to the officers of Seller and Spartan executing the closing documents shall be delivered to Buyer.

4.          Conditions Precedent to Seller's Obligations. Seller's obligations to sell the Properties will be conditioned upon satisfaction of the following conditions, which shall be solely for the benefit of Seller, and may be waived at any time by Seller, and if not satisfied, Seller shall have the right to terminate this Agreement by giving written notice of termination to Buyer in which event the Termination Remedy shall apply:

(a)          Consent to Kentwood Lease Assignment. At Closing, Buyer shall cause the LLC to execute a consent to the assignment of the Kentwood D&W Lease in the form of Exhibit J attached hereto.

5.          Failure to Satisfy Conditions Precedent. If this Agreement is terminated due to the failure to satisfy any condition precedent set forth in Section 3 or 4 hereof, the Termination Remedy shall apply.

6.          Operation of the Properties Prior to Closing. From the date hereof until the Closing, or the termination of this Agreement, whichever shall first occur, Seller shall (and shall cause the LLC to) (a) continue to operate the Properties in the manner in which it presently operates the Properties; (b) perform and/or comply with all of Seller's obligations under the Leases and Contracts; (c) not apply any tenant security deposits or draw upon any letters of credit posted by a tenant as security without Buyer's written consent; (d) maintain the existing insurance covering the Properties or if any of such policies is expiring such policies shall be replaced with new policies containing the same coverage; (e) not place any mortgage or any other encumbrance, easement, covenant, condition, right-of-way or restriction on the Properties without Buyer's written consent; (f) not intentionally take any action that has a material adverse effect on title to any of the Properties as same exist on the date hereof; (g) not remove any of the Personal Property unless Seller replaces the same with personal property of the same quality and utility; (h) continue to maintain the Properties in their present order and condition, make all reasonably necessary repairs, replacements and/or improvements thereto (including any repairs, replacements and/or improvements necessary to cure any violation notices issued prior to the date of this Agreement ("Existing Violations") by any governmental authority) and deliver the Properties at the Closing in substantially the same condition they are in on the date of this Agreement (but free and clear of any Existing Violations), reasonable wear and tear and damage by fire or other casualty or by condemnation excepted; (i) give prompt written notice to Buyer of any fire or other casualty affecting any of the Properties after the date of this Agreement; (j) deliver to Buyer, promptly after receipt or issuance by Seller, copies of (i) all written default and other material notices to and from Tenants of the Properties; (ii) all written default and other material notices from the service providers under any Contracts; and (iii) all written notices of any violations issued by governmental authorities with respect to the Properties and any other material notices received from any governmental authority with respect to the Properties; (k) maintain in full force and effect all Approvals and timely apply for renewals of all such Approvals which will expire before the Closing; (l) not alter, amend or become a party to any new Contract without Buyer's written consent, unless the Contract is terminable on or before the Closing Date without payment or premium; (m) not terminate any Lease, or voluntarily accept a surrender of the leased premises thereunder prior to the expiration of the applicable Lease, without Buyer's written consent (n) not offer the Properties or any part thereof for sale to any other person or entity or enter into a contract or letter of intent for the sale of the Properties or any portion thereof to any other person or entity; (o) Subject to Section 8(c) pay all real estate taxes and assessments before they become subject to any penalty or interest; and (p) at or prior to the Closing, pay or satisfy any commission or referral fee with respect to any Lease. If Seller is unable to cure any Existing Violation at or before the Closing, Seller shall have the right and obligation, in lieu of curing any such Existing Violation, to deposit in escrow with the Title Company at Closing a sum of money sufficient to cure any such Existing Violation.

          Between the date hereof and the Closing, Seller shall not (and shall not permit the LLC to) enter into any new Lease without Buyer's written consent, nor shall it amend, modify, extend or terminate any Lease or grant any rent abatement or concessions without obtaining Buyer's written consent, unless such new Lease, renewal of a Lease or amendment, modification or termination or rent abatement or concession is expressly provided for in an existing Lease. Seller shall advise Buyer of any proposed amendment, modification or termination of a Lease or any proposed new Lease in writing, including the identity of the proposed tenant, together with (y) a summary of the terms thereof in reasonable detail and (z) a statement of the amount of any brokerage commissions and any other costs or expenses that Seller will incur in connection therewith, including, without limitation, tenant inducement (including tenant improvements) costs and the terms of payment thereof and Buyer shall notify Seller in writing within three (3) business days of receipt of its consent thereto or of any objections thereto together with the reasons therefor. Between the date hereof and Closing or the earlier termination of this Agreement, Seller will not consent (and will not permit the LLC to consent) to any request by a Tenant for permission to assign its Lease or sublet its leased premises (or any part thereof) to the extent Seller or the LLC, as landlord, has the right to approve or consent to such assignment or subletting without obtaining Buyer's written consent thereto. The obligations of Seller contained in this Section 6 shall be covered by the Indemnification Agreement to be executed by Seller and Spartan at the Closing.

7.          Additional Covenants of Seller. Seller covenants and agrees as follows:

(a)          Seller shall pay all tenant improvement allowances or inducements and all leasing commissions owing with respect to any existing Leases and/or new Leases entered into between the date hereof and the Closing. Seller shall pay all free rent owing under the Leases listed on Schedule 10(h) with respect to the period from and after the Closing Date. The obligations in this Section 7(a) shall survive the Closing;

(b)          Seller will convey to the LLC or to Buyer all of the Properties and any other real property and improvements located adjacent to and abutting any of the Properties which are owned by Seller or any affiliate of Seller. The obligations in this Section 7(b) shall survive the Closing;

(c)          Seller shall be obligated to convey fee title to the Centers to Buyer upon the terms and subject to the conditions of this Agreement in the event Seller shall have failed to convey the Centers to the LLC prior to the Closing as contemplated in this Agreement;

(d)          Seller covenants and agrees that Seller shall cause ABN-AMRO to satisfy or release of record, at or prior to the Closing, all liens, deeds of trust, mortgages, security interests, collateral assignments, UCC-1 Financing Statements, or similar security documents affecting the Centers and securing any indebtedness to ABN-AMRO. At the Closing, the LLC will own the Centers free and clear of all mortgages, deeds of trust, liens, security interests, rights of first refusal and purchase options;

(e)          Seller has used good faith efforts to obtain and deliver to Buyer estoppel certificates (the "REA Estoppel Certificates") in the form of Exhibit K attached hereto executed and delivered by the parties listed in Exhibit K-1 with respect to the monetary obligations of the parties under the reciprocal easement agreements listed in Exhibit K-1. Because Seller has not obtained the REA Estoppel Certificates from all of the parties listed in Exhibit K-1 as of the Closing Date, Seller shall execute and deliver to Buyer at the Closing, an estoppel certificate ("Seller Executed REA Estoppel") in the form of the applicable REA Estoppel Certificate with respect to any party who did not execute and deliver a REA

Estoppel Certificate. The obligation of Seller under any Seller Executed REA Estoppels shall be covered by the Indemnification Agreement to be executed by Seller and Spartan at the Closing;

(f)          Upon request by the LLC or Buyer following the Closing, Seller shall send monthly rent invoices for the month of February, 2003 to Tenants of the Centers acquired by the LLC or the Buyer, which obligation shall survive the Closing. The obligation contained in this Section 7(f) shall survive the Closing; and

(g)          Seller shall not incur any expenses or liabilities with respect to the operation of the Centers for the period from and after January 1, 2003 except for the snow removal Contracts listed on Schedule 10(i) hereof. The obligation contained in this Section 7(g) shall survive the Closing.

          The obligations of Seller contained in this Section 7 shall be covered by the Indemnification Agreement to be executed and delivered by Seller and Spartan at the Closing.

8.          Closing.. Provided that all of the conditions precedent to Buyer's obligation to close set forth in Section 3 hereof have been satisfied, the Closing of the transaction contemplated by this Agreement (the "Closing") will take place at the office of Seller's counsel on January 3, 2003 (the "Closing Date"). All wire transfers of the Purchase Price shall be received from Buyer by the Title Company by 1:00 P.M. (Eastern Standard Time) on the Closing Date. Notwithstanding any other time periods provided for under this Agreement but subject to the provisions of this first paragraph of Section 8, if the Closing does not occur and conclude on the Closing Date, either Party shall have the right to exercise the Termination Remedy provided that a Party shall not have the right to exercise the Termination Remedy if it is in default under this Agreement. The Closing Date with respect to any one or more of the Centers may be delayed by Buyer if any of the conditions precedent set forth in Sections 3(f), 3(h), 3(i), 3(j) or 3(l) hereof shall not have been satisfied; provided, however, that (i) Buyer shall waive all other conditions precedent to Buyer's obligations under this Agreement, and (ii) if the Closing does not occur and conclude by January 31, 2003, either Party shall have the right to exercise the Termination Remedy provided that a Party shall not have the right to exercise the Termination Remedy if it is in default under this Agreement. Any such delay in the Closing Date shall apply only to the Center or Centers with respect to which the conditions precedent set forth in Section 3(f), 3(h), 3(i), 3(j) or 3(l) hereof have not been satisfied, and Buyer shall complete the Closing with respect to all other Centers on January 3, 2003. The Deposit shall be applied against the portion of the Purchase Price allocated to the last Center purchased by Buyer. Notwithstanding any other time periods provided for in this Agreements, Closing shall not be delayed past January 3, 2003, except as provided in this first paragraph to Section 8.

(a)          Seller's Obligations. At or prior to Closing, Seller will execute, acknowledge (if applicable) and deliver and/or undertake, as applicable, all of the following:

(i)          Deeds. Deliver to the LLC general warranty deeds for each Property in form suitable for recording, duly signed and acknowledged by Seller, conveying fee simple title to the Properties to the LLC, subject only to the Permitted Exceptions applicable to the particular Property.

(ii)          Possession. Deliver to the LLC possession of the Properties, subject only to the Permitted Exceptions.

(iii)          Land Division. Grant to the LLC the right to make the maximum number of available division(s) under Section 108 of the Land Division Act, Act No. 288 of the Public Acts of 1967, as amended ("Act"). Except as otherwise provided in this Agreement, the division rights will be transferred without any representation or warranty regarding the number, extent or nature of the division or redivision rights or rights to create parcels owned or transferred by Seller to the LLC.

(iv)          Instrument of Assignment - LLC. Deliver to Buyer an Instrument of Assignment in the form of Exhibit L sufficient to transfer the LLC Interest to Buyer.

(v)          Certified Resolutions. Deliver to Buyer certified copies of all authorizations and approvals required on the part of Seller and Spartan to make this Agreement and the agreements, transactions and closing documents (including, without limitation, the Indemnification Agreement) contemplated herein valid, binding and enforceable obligations of Seller and Spartan and incumbency certificates with respect to the officers of Seller and Spartan executing the closing documents.

(vi)          Lease Update. Deliver to Buyer a schedule for each Property updating and recertifying (in the manner provided in Section 10) the information contained in the Lease Schedule (as defined below) for each Property.

(vii)          Lease Assignments. Deliver to Buyer separate fully-executed assignments of Seller's interest in the Leases to the LLC and an assumption by the LLC for each Property in the form of Exhibit M attached hereto and made a part hereof, together with the original copies of the same (or photocopies if the originals are not in Seller's possession or control).

(viii)          Notices to Tenants. Deliver to Buyer at the Closing, notices to all Tenants of the Properties advising them of the transfer of title to the applicable Property to the LLC in the form of Exhibit N attached hereto and made a part hereof together with stamped and addressed envelopes with certified mail/return receipt cards.

(ix)          Other Assignments. Deliver to the LLC separate assignments of Seller's Assignable Warranties, Approvals, Trade Names, Plans, Property Files, and other intangible property relating to each of the Properties in the form of Exhibit O attached hereto and made a part hereof.

(x)          Update Certificate. Deliver to Buyer a certificate in the form of Exhibit P attached hereto and made a part hereof to the effect that all representations and warranties made by Seller in Section 10 of this Agreement continue to be true and correct in all material respects on the Closing Date and that Seller has complied with (and has caused the LLC to have complied with) all of the covenants and agreements of Seller set forth in this Agreement.

(xi)          FIRPTA Affidavit. Deliver to Buyer a FIRPTA Affidavit stating that Seller is not a foreign person (as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder).

(xii)          Tenant Estoppels. Deliver to Buyer the Tenant Executed Estoppels, the Seller Executed Estoppels and the Seller Executed Disputed Estoppels required pursuant to Section 3(d) hereof.

(xiii)          REA Estoppels. Deliver to Buyer The REA Estoppel Certificates and the Seller Executed REA Estoppel Certificates required pursuant to Section 7(e).

(xiv)          Lease Amendments. Deliver to Buyer fully-executed amendments to the Leases with D&W and VG in the forms attached hereto as Exhibit I.

(xv)          Assignment of Contracts. Deliver to Buyer separate, fully-executed assignments to the LLC and an assumption by the LLC of those Contracts for each Property which Buyer agreed to assume in the form of Exhibit Q attached hereto and made a part hereof, together with the original copies thereof (or photocopies if the originals are not in Seller's possession or control).

(xvi)          Notices to Vendors. Deliver to the Buyer at the Closing, a notice letter in the form of Exhibit R attached hereto and made a part hereof to each vendor under a Contract being assigned advising the vendor of the transfer of the applicable Property and the assignment and assumption of the applicable Contract, together with stamped and addressed envelopes with certified mail/return receipt cards.

(xvii)          Bill of Sale. Deliver to Buyer a separate Bill of Sale for each Property in the form of Exhibit F attached hereto and made a part hereof transferring title to all Personal Property for such Property to the LLC.

(xviii)          Closing Statement. Deliver to Buyer a closing statement setting forth the Purchase Price and all closing credits and adjustments expressly provided for in this Agreement ("Closing Statement").

(xix)          Notices to REA Parties. Notice Letters to REA Parties in the form of Exhibit R-1 attached hereto.

(xx)          Title Documents. Deliver to the Title Company and Buyer such authorization documentation of Seller and such other instruments and documents (including without limitation, owner's affidavits, gap affidavits, non-imputation affidavits and indemnities, and such other affidavits, certifications, and/or indemnities as shall be required by the Title Company to issue the Title Policies in the form of the Specimen Title Policies approved by Buyer) as shall be reasonably required by the Title Company to issue the Title Policies and which do not impose any liability upon Seller not agreed to or contemplated in this Agreement.

(xxi)          Other Documents. Deliver to the LLC and Buyer such other instruments and documents which shall be reasonably necessary in connection with the transactions contemplated herein and which do not impose any liability upon Seller not agreed to or contemplated in this Agreement.

(xxii)          Records. Deliver to Buyer all Plans, records and files which are in Seller's possession or control relating to the current operation and maintenance of the Properties, including, without limitation, all lease files, warranties and guarantees, all operation and maintenance manuals and books, current tax bills, current water, sewer, utility and fuel bills, billing records for Tenants of the Properties, repair and maintenance records and the like (collectively the "Property Files") which affect or relate to the Properties and all documents necessary to conduct tenant reconciliations as described in Section 8(c).

(xxiii)          Indemnification Agreement. Deliver to the LLC and the Buyer the Indemnification Agreement of Seller and Spartan in the form attached hereto as Exhibit H.

(xxiv)          New Kentwood Lease. Deliver to Buyer a fully executed duplicate original of the New Kentwood Lease.

          In the event that any of the Centers shall not be owned by the LLC at the time of the Closing, then, at the Closing, Seller shall convey and/or assign the Centers to Buyer by executing and delivering the closing documents required to be delivered pursuant to this Section 8(a) applicable to the Center(s) not owned by the LLC at the time of the Closing. In the event the Centers are conveyed by Seller to LLC at or prior to the Closing, Seller shall immediately deliver to Buyer a fully-executed duplicate original of each of the conveyance and assignment documents.

(b)          Buyer's Obligations. At Closing, Buyer will execute and undertake, and will cause the LLC to execute and undertake, all of the following:

(i)          Purchase Price. Pay the balance of the Purchase Price to Seller.

(ii)          Certified Resolutions. Deliver to Seller the unanimous written consent of the Investment Committee of Buyer authorizing this Agreement and the transactions and closing documents described herein.

(iii)          Title Documents. Deliver to the Title Company and Seller evidence reasonably satisfactory to the Title Company of Buyer's authority to execute and deliver this Agreement and the documents to be delivered by it pursuant hereto.

(iv)          Lease Assumptions. If the Centers are conveyed to the Buyer rather than the LLC, deliver to Seller instruments of assumption of all of Seller's obligations under the Leases in the form of Exhibit M.

(v)          Contract Assumptions. If the Centers are conveyed to the Buyer rather than the LLC, deliver to Seller instruments of assumption of all of Seller's obligations under the Contracts in the form of Exhibit Q.

(vi)          Closing Statement. Deliver to Seller the Closing Statement.

(vii)          Other Documents. Deliver to Seller such other instruments or documents which shall be reasonably necessary in connection with the transaction contemplated herein and which do not impose any liability upon Buyer not agreed to in this Agreement.

(viii)          Consent to Assignment of Kentwood Lease. Cause the LLC to execute and deliver to Seller the consent to assignment of the Kentwood Lease in the form of Exhibit J attached hereto.

(ix)          New Kentwood Lease. Cause the LLC to execute and deliver the New Kentwood Lease if the New Kentwood Lease shall not have been executed and delivered by the Seller or the LLC, as landlord, and the Seller, as tenant, prior to the Closing.

(c)          Prorations. Buyer and Seller shall apportion or prorate as of midnight of the day preceding the Closing, the items hereinafter set forth. Any errors or omissions in computing apportionments at Closing shall be promptly corrected.

The obligations set forth in this Section 8(c) shall survive the Closing and Seller's obligation to make any payment under this Section 8(c).shall be covered by the Indemnification Agreement to be executed by Seller and Spartan at the Closing The items to be adjusted are:

(i)          Property Taxes. City, state, county and school, ad valorem property taxes that became due and payable during the 12-month period immediately preceding the Closing Date. Such property tax proration shall be calculated as provided in Section 211.2 of the Michigan Compiled Laws, as if the property taxes are paid in advance for the twelve (12) month period succeeding the date they first are billed and become due and payable.

(ii)          Rent and Other Charges. All base rent, percentage rent, additional rent (including common area maintenance, property taxes, insurance premiums and other expenses paid by tenants as additional rent) and similar charges to the extent collected by Seller. To the extent that Seller receives any base rent, percentage rent, additional rent and/or other charges after the Closing, the same shall be immediately delivered to Buyer and applied in accordance with the terms of this Section 8(c)(ii). Any base rent, additional rent or other charges received from a tenant after the Closing shall be applied in the following order of priority: (A) first, to any calendar month or months following the calendar month in which the Closing occurred until the tenant, under the applicable Lease, is current on base rent and additional rent and other charges; (B) second, to the calendar month in which the Closing occurred; and (C) third, to any calendar month or months preceding the calendar month in which the Closing occurred. Buyer shall bill tenants for all amounts owing by the tenants as reflected in Schedule 10(h)(ii) in a manner consisted with its general practices. Notwithstanding anything herein to the contrary, if the Closing occurs on January 3, 2003, then provided that common area maintenance charges, insurance premiums and other additional rent items and percentage rent are calculated on a calendar year basis under the Leases, there shall be no proration of common area maintenance charges, insurance premiums and other additional rent items and/or percentage rent and Buyer or the LLC shall be responsible for the payment of all common area maintenance expenses, insurance premiums and other additional rent items from and after January 1, 2003. If any Tenants are entitled to a credit or a payment ("Pre Closing Credits") in respect of overpayments of base rent, percentage rent or additional rent (including common area maintenance, property taxes, insurance charges and/or other expenses paid by tenants as additional rent) for any period prior to January 1, 2003, Seller shall promptly reimburse the LLC or Buyer for the amount of all Pre Closing Credits, which obligation shall survive the Closing. The obligation of Seller to reimburse to the LLC or Buyer the amount of all Pre Closing Credits shall be covered by the Indemnification Agreement to be executed by Seller and Spartan at the Closing. Subject to the order of priority described in the third sentence of this paragraph, if any tenants are obligated to make a payment ("Pre-Closing Obligation") in respect of underpayments of base rent, percentage rent or additional rent (including common area maintenance, property taxes, insurance charges and/or other expenses paid by tenants as additional rent) for the 2002 calendar year, Buyer shall promptly pay to Seller the amount of the Pre-Closing Obligations when and if collected from such tenants, which obligation shall survive the Closing.

          At Closing, percentage rents shall be separately apportioned based on the percentage rents actually collected by Seller or Buyer. Such apportionment shall be made separately for each tenant who is obligated to pay percentage rent for the calendar year. Any percentage rent received from a tenant after the Closing shall be applied as follows: (Y) Seller shall be entitled to the portion of such percentage rent payment attributable to the 2002 calendar year and (Z) Buyer shall be entitled to the portion of such percentage rent payment attributable to the 2003 calendar year. The provisions of this paragraph shall only apply if the Closing occurs on January 3, 2003 and then only for the applicable Center(s).

          Within ten (10) days of the first anniversary of the Closing, Seller and Buyer shall make a final adjustment in accordance with the provisions of this Section 8(c) (the "Final Closing Adjustment") of percentage rent and other items of additional rent for which final adjustments or prorations could not be determined at the Closing because of the lack of actual statements, bills or invoices for the current period, the year-end adjustment of common area maintenance, property taxes, insurance premiums and like items, the unavailability of final sales figures or amounts for percentage rent or any other reason. Any net adjustment in favor of Buyer or Seller is to be paid in cash by the other party no later than thirty (30) days after the Final Closing Adjustment. The obligations of the Parties under this paragraph shall survive the Closing.

(iii)          Other Expenses. All other income and ordinary operating expenses of the Properties including, without limitation, public utility charges, maintenance and other service charges and all other normal operating charges with respect to the Properties shall also be prorated, and appropriate cash adjustments shall be made by Buyer and Seller.

(iv)          Prepaid Rents and Security Deposits. At Closing, any prepaid rents and security deposits provided for in the Leases and not previously applied pursuant thereto (together with any interest accrued thereon and credited to the tenant under the Leases) shall be transferred to Buyer or the LLC either directly or, at Seller's option, by way of a credit in favor of Buyer.

(v)          Assessments. If at the time of the Closing the Properties or any part thereof shall have been affected by an assessment or assessments, which are or may become payable in annual installments, of which the first installment is then a charge or lien, then for the purposes of this Agreement, all the unpaid installments of any such assessment due and payable in calendar years prior to the year in which the Closing occurs shall be paid by Seller and all installments becoming due and payable after the delivery of the deed shall be assumed and paid by the LLC or Buyer, as applicable, except, however, that any installments which are due and payable in the calendar year in which the Closing occurs shall be adjusted pro rata. However, if at the time of the Closing the Properties or any part thereof shall have been affected by an assessment or assessments due in one lump sum payment, and if Seller does not have the right under applicable law to elect to pay such assessment(s) in installments, then if such assessment(s) is for improvements in place as of the date of this Agreement, such assessment(s) shall be paid by Seller, but if such assessment(s) is for improvements to be made subsequent to the date of this Agreement, such assessment(s) shall be paid by the LLC or Buyer, as applicable.

(d)          Costs. Except as set forth in Section 18 hereof, transaction costs contemplated by this Agreement will be paid on or prior to the Closing Date on the following basis:

(i)          Seller's Exclusive Costs. Seller will be solely responsible for the cost of the recording fees for the general warranty deeds conveying the Centers to the LLC or the Buyer, the cost of all title examination costs and charges, costs and charges for all UCC searches, premiums for the Title Policies issued to the LLC or Buyer, including, without limitation, the cost of all affirmative coverages and title insurance endorsements, the cost of recording any title clearance documents or collateral discharges, any transfer and/or documentary taxes due upon recording of the general warranty deeds to the LLC, fifty (50%) percent of the cost of all closing or escrow fees charged by the Title Company, any costs imposed by ABN-AMRO, including, without limitation, any costs to consent to this transaction and/or to release its liens and rights encumbering the Properties and the fees and expenses of Seller's attorneys and its designated representatives.

(ii)          Buyer's Exclusive Costs. Subject to the provisions of Section 18 hereof, Buyer will pay (or cause the LLC to pay) the cost of the Surveys, fifty (50%) percent of the costs of all closing fees or escrow fees charged by the Title Company, the cost of all environmental assessments and all inspections, investigations and tests by Buyer under Section 3 above or

Section 9 below, and the fees and expenses of Buyer's attorneys, accountants, engineers, consultants and designated representatives.

9.          Condition of Property.

(a)          No Representations. Buyer hereby affirms that, except as set forth in this Agreement (including, without limitation, in Section 10 below and in any of the closing documents executed and delivered by Seller pursuant to Section 8 hereof in connection with the Closing), Seller, its agents, employees and/or attorneys have not made, nor has Buyer relied upon, any representation, warranty, or promise with respect to the Properties or any other subject matter of this Agreement, including, without limitation, any warranties or representations, expressed or implied, as to the general plan designation, zoning, value, use, tax status or physical condition of the Properties, or any part of the Properties, including but not limited to the flood elevations, drainage patterns and soil and subsoils composition and compaction level, and other conditions at the Properties, or the existence or non-existence of Hazardous Materials (as defined in Section 10(t) below) on or under the Properties, or as to the accuracy of any survey, soils report or other plan or report with respect to the Properties. Without limiting the generality of the foregoing and except for the representations and warranties of Seller contained in this Agreement and except as provided in any of the closing documents executed and delivered by Seller pursuant to Section 8 hereof in connection with the Closing, for all purposes related to Buyer's purchase of the LLC Interest from Seller, Buyer acknowledges that the Properties will be accepted by Buyer and the LLC in an "AS IS" "WHERE IS" CONDITION, SUBJECT TO "ALL FAULTS," INCLUDING BUT NOT LIMITED TO BOTH LATENT AND PATENT DEFECTS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT AND IN ANY OF THE CLOSING DOCUMENTS EXECUTED AND DELIVERED BY SELLER PURSUANT TO SECTION 8 HEREOF IN CONNECTION WITH THE CLOSING, BUYER FOR ITSELF AND ON BEHALF OF THE LLC, HEREBY WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE CONDITION AND USE OF THE PROPERTIES, INCLUDING, BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Buyer acknowledges that it has inspected the Properties and otherwise performed investigations of the Properties in accordance with this Agreement, and subject to the terms of this Agreement and any closing documents executed by Seller pursuant to Section 8 hereof in connection with the Closing, Buyer will purchase the LLC Interest without adjustment to or offset against the Purchase Price.

(b)          Phase I. At Buyer's expense (except as set forth in Section 18 hereof), Buyer has obtained Phase I Environmental Assessments ("Phase I") of the Properties using one or more environmental consulting firms acceptable to Buyer. The Phase I did not include any groundwater monitoring wells or any other invasive sampling technique. Buyer has caused the Phase I to be completed and has provided a copy of the Phase I to Seller. Within the Inspection Period, Buyer will notify Seller whether Buyer will: (i) determine that the environmental condition of the Properties is satisfactory and forego any further environmental investigation of the Properties; or (ii) determine that the environmental condition of the Properties or of certain of the Properties is unsatisfactory and terminate this Agreement, in which case the Termination Remedy will apply.

(c)          Phase II. Intentionally deleted.

(d)          BEA. Intentionally deleted.

(e)          Prior BEA. Seller will promptly provide to Buyer a true and complete copy of any existing BEA of the Kentwood Property, as defined and provided in MCL 324.20126(1)(c). The BEA delivered to Buyer is listed in Schedule 10(z).

(f)          Facility Notice. Buyer acknowledges that Seller has advised Buyer pursuant to MCL 324.20116(1) that Seller has knowledge or information or is on notice through a recorded instrument that the Kentwood Property and the Stevensville Property are each a "facility" within the meaning of MCL 324.20101(o). All of the information known to Seller concerning the general nature and extent of the releases that qualify the Kentwood Property and the Stevensville Property as "facilities" is contained in the applicable documents listed in Schedule 10(z).

(g)          ACM Documents. Buyer acknowledges that Seller has provided true and complete copies of, or made available to Buyer for its review, Seller's records, if any, concerning asbestos containing materials present at the Properties, or presumed to be present at the Properties ("ACM Documents"). At Closing, Seller will deliver to Buyer any original ACM Documents in Seller's possession.

(h)          Environmental Release. Buyer, for itself and on behalf of the LLC, expressly assumes the risk that any Hazardous Materials are or hereafter may be located on the Properties, except to the extent that any Hazardous Materials are located on the Properties due to Seller's acts or omissions; provided that the foregoing assumption shall not apply with respect to the presence of any Hazardous Materials which would constitute a breach of any of Seller's representations and warranties set forth in Sections 10(t) or (z) hereof. Buyer and the LLC will bear full responsibility for compliance with all Environmental Laws (as defined in Section 10(t) below), as amended, regardless of whether the responsibility arose or was caused by acts or omissions occurring before the Closing, except to the extent caused by Seller's acts or omissions. Subject to the penultimate sentence of this Section 9(h), Buyer agrees, for itself and on behalf of the LLC from and after the Closing, to forever release and discharge Seller, and any parent, subsidiary or affiliate of Seller, their directors, officers, employees, representatives and agents, from and against any and all claims, expenses (including reasonable attorneys' and other consultants' reasonable fees and costs), causes of action, damages, and liabilities relating to Hazardous Materials located at the Properties, including without limitation, (i) all foreseeable damages, directly or indirectly arising out of the use, generation, storage, disposal, release or threatened release of Hazardous Materials on any or all or a portion of the Properties, except to the extent caused by Seller's acts or omissions, and (ii) unless the Hazardous Materials contamination resulted from Seller's acts or omissions, the cost of any reasonably necessary investigation, repair, cleanup, remediation or detoxification of any affected Property and other affected property and the preparation of any corrective action, closure or other required plans or reports to the full extent that such actions are alleged to be attributable, directly or indirectly, to the presence or use, generation, storage, release, threatened release, or disposal of Hazardous Materials on or from the affected Property. For purposes of this Section 9, "Seller's acts or omissions" shall also include the acts or omissions of Seller's agents, employees and contractors (other than tenants). Nothing contained herein shall constitute a waiver or release by Buyer or the LLC in favor of Seller of any representations or warranties of Seller set forth in Sections 10(t) and 10(z) hereof relating to Hazardous Materials, Environmental Laws and/or Environmental Reports (as hereinafter defined). The foregoing provisions of this Section 9(h) shall not apply to Buyer's or the LLC's right to implead or otherwise seek joinder of, and/or contribution from Seller with respect to any claims brought against Buyer by a third party unaffiliated with Buyer (including, without limitation, a governmental entity) arising out of or relating to violations of Environmental Laws existing prior to the Closing Date and for which Seller is be liable under applicable law.

10.          Seller's Representations, Warranties and Covenants. Seller represents, warrants and covenants to Buyer as follows:

(a)          Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is entitled to and has all requisite corporate power and authority to own and operate its assets as they are presently owned and operated.

(b)          LLC Interest.

(i)          Seller will own as of the Closing Date legal and beneficial title in and to 100% of the LLC Interest. As of the Closing Date the LLC Interest will be held free of liens, encumbrances, judgments, adverse interests, pledges or security interests and shall not be subject to any right or option of any person to purchase or otherwise obtain title to or an interest in the LLC. Seller has the full right, power, capacity and authority to validly convey the LLC Interests.

(ii)          The LLC Interest has been duly authorized and validly issued in accordance with the LLC's organizational documents or by the applicable law governing the LLC's formation.

(iii)          The LLC is duly organized and validly existing under the laws of its jurisdiction of organization and has the power and authority to carry on its business as now being conducted.

(iv)          The LLC is or shall be as of the Closing Date duly qualified to do business and is or shall be as of the Closing Date in good standing in the State of Michigan.

(v)          Attached hereto as Exhibit C is a true and complete copy of the LLC Agreement in effect for the LLC which has not been modified, amended or supplemented;

(vi)          Attached hereto as Exhibit B is a true and complete copy of the Certificate of Formation for the LLC which have not been modified, amended or supplemented. Seller is the sole member of the LLC.

(vii)          The LLC has neither conducted nor currently conducts any business nor has owned nor owns any assets other than cash and title to the Centers and assets relating thereto.

(viii)          Except for such matters as, individually or in the aggregate with other such matters, would not have a material adverse effect on the LLC, (A) all tax returns required to be filed on or before the date hereof (including any valid extensions of time to file such tax returns) by or on behalf of the LLC have been filed through the date hereof or will be filed on or before the Closing Date in accordance with all applicable laws; (B) there is no action, suit or proceeding pending against, or with respect to, the LLC for any taxes, nor has any claim for additional taxes been asserted by any such authority; and (C) all taxes reflected upon or required to be reflected upon a tax return so filed or so to be filed on or before the applicable Closing Date have been paid or will be paid on or before such Closing Date, unless such taxes are being contested in good faith and adequate reserves for the payment of such taxes have been established by the LLC and will be maintained through the Closing Date.

(viii)          There is no pending or, to Seller's knowledge, threatened tax audit of any tax return filed by or on behalf of the LLC or with respect to the LLC's income, operations, properties or assets or any tax return by or on behalf of any other person as to which the LLC may have liability for any such person's taxes (whether by operation of law or by contract).

(ix)          There is no action, proceeding or investigation pending against the LLC before any court or governmental department, commission, board, agency or instrumentality.

(x)          The LLC is not in breach of, or default under, the organizational documents of the LLC. Seller as the sole member of the LLC is not in breach of, or in default under, the organizational documents of the LLC and no event has occurred that, with the giving of notice or the passage of time, or both, would constitute a default under the organizational documents of the LLC.

(xi)          Prior to the Closing, the LLC shall not engage in any operations nor have any liabilities of any nature (accrued or unaccrued), except for liabilities under the Leases and Contracts assumed by the LLC pursuant to this Agreement.

(xii)          Seller has not made a loan to the LLC that is still outstanding and Seller as the sole member of the LLC has no outstanding capital commitments to the LLC.

(xiii)          The LLC does not and has not had any employees.

(xiv)          The LLC is treated as a partnership or as an entity disregarded as separate from its owners for federal income tax purposes. The LLC does not own directly or indirectly, or by attribution (in accordance with the attribution rules referred to in Code Section 856(d)(5)) any of the stock of any person that is treated as a corporation or an association taxed as a corporation for federal income tax purposes or of a lessee or sublessee of all or any part of the Centers. In addition, at the Closing, the LLC will not own any securities of or interest in, or rights to acquire securities of or interests in any other person, except for funds of the LLC that may be temporarily invested in:

(A)          obligations of or guaranteed as to principal and interest by the United States or any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States;

(B)          federal funds, unsecured certificates of deposit, time deposits and bankers' acceptances denominated in United States dollars of any U.S. depository institution or trust company incorporated under the laws of the United States or any state thereof or of any domestic branch of a foreign depository institution or trust company;

(C)          a bank account of any U.S. depository institution or trust company incorporated under the laws of the United States or any state thereof or of any domestic branch of a foreign depository institution or trust company; and

(D)          a money market fund or a qualified investment fund.

(c)          No Liabilities. Prior to the completion of the transactions described in this Agreement, (i) the LLC shall not engage in any operations nor have any liabilities of any nature, except for liabilities under the Leases and Contracts assumed by the LLC pursuant to this Agreement and (ii) the LLC is not and shall not be a party to or bound by any agreements except the Leases and the Contracts to be assumed by the LLC pursuant to this Agreement.

(d)          Injunction Litigation. No judgment is outstanding against Seller or the LLC and no litigation, action, suit, judgment, proceeding, or investigation is pending or outstanding before any forum, court, or governmental body, department or agency, or, to the knowledge of Seller, threatened, that has the stated purpose or the probable effect of enjoining or preventing the Closing.

(e)          Bankruptcy. No insolvency proceeding, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Seller or the LLC or any of Seller's or the LLC's assets or properties, is now or on the Closing Date will be pending or, to the knowledge of Seller, threatened. Neither Seller nor the LLC has commenced (within the meaning of any federal or state bankruptcy law) a voluntary case, consented to the entry of an order for relief against it in an involuntary case, or consented to the appointment of a custodian of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any federal or state bankruptcy law that is for relief against Seller or the LLC in an involuntary case or appointed a custodian of Seller or the LLC for all or any substantial part of its property.

(f)          Authorization. The execution of this Agreement by Seller, the consummation of the transactions herein contemplated, and the execution and delivery of all documents to be executed and delivered by Seller or the LLC pursuant hereto, have been duly authorized by all requisite action on the part of Seller and the LLC and this Agreement has been and all documents to be delivered by Seller pursuant hereto, will be, duly executed and delivered by Seller and is or will be, as the case may be, binding upon and enforceable against it in accordance with their respective terms.

(g)          Violations. Neither the execution of this Agreement nor the carrying out of the transactions contemplated herein will result in any violation of or be in conflict with the instruments pursuant to which Seller was organized and/or operates or, to Seller's knowledge, any applicable law, rule or regulation of any public, governmental or quasi-governmental agency or authority, or any instrument or agreement to which Seller is a party, nor will it result in the creation or imposition of any lien on any of the Properties, nor will it result in the termination or the right to terminate any agreement to which Seller is a party or which affects any of the Properties, and no consent or approval of any third party is required for the execution of this Agreement or the carrying out of the transactions contemplated herein.

(h)          Leases. Attached hereto as Schedule 10(h) is the a schedule (the "Lease Schedule") which is correct and complete, which includes the name of each

Tenant of the Properties; the date of each Tenant's Lease and all amendments, if any, thereto (and if the Tenant is not the original lessee, the name of the original lessee); the approximate gross leaseable area of each leased premises; the current monthly base rent and monthly estimated "triple net" charges payable by each Tenant under its Lease; prepaid rent to the extent paid more than thirty (30) days in advance, if any; rent delinquencies, if any and a description of any material non-monetary defaults by Tenants known to Seller; the expiration date of each Lease; subleases, if any, known to Seller; and the amount of any security deposit held by Seller under each Lease, and whether any of the security deposits are letters of credit. There are no Leases or other tenancies for any space in the Properties other than those set forth on the Lease Schedule and any subtenants or licensees of the Tenants listed on such Schedule. Seller has delivered (or will promptly deliver after request by Buyer to the extent in Seller's possession), true, correct, complete and legible copies of each Lease (including all assignments thereof) and of subleases, if any, known to Seller (to the extent that Seller has copies of such subleases in its possession) and any other agreements described in the Lease Schedule. Except as expressly set forth on the Lease Schedule:

     (A)          no Tenant has given Seller any written notice of its intention to terminate its Lease;

     (B)          all of the Leases are valid and are in full force and effect in accordance with their terms, there is no default by the landlord thereunder that would entitle any Tenant to terminate its Lease or offset rent, and to Seller's knowledge, there is no default by any Tenant thereunder except as described in the Lease Schedule;

     (C)          (i) no construction, alteration, decoration or other work remains to be performed under any Lease by the landlord thereunder and (ii) all construction allowances or other sums to be paid to any Tenants have been paid. There are no written promises, understandings or commitments between Seller and any person or entity with respect to the foregoing which would be binding upon Buyer other than those contained in the Leases.

     (D)          all brokerage commissions and other compensation and fees payable by reason of the Leases (including any renewals or expansions contained in the Leases) have been fully paid. There exists no exclusive or continuing leasing or brokerage agreements as to any space in the Properties;

     (E)          no Tenant is entitled to any allowance, credit, rebate, concession, deduction or offset against rent except as set forth on the Lease Schedule;

     (F)          no Tenant has paid any rent for any period of more than thirty (30) days in advance except as set forth on the Lease Schedule;

     (G)          each Tenant is now in possession of the premises leased to it under its Lease;

     (H)          none of the Tenants is in default in the payment of any amounts due for rent, additional rent or other charges payable under its Lease;

     (I)          no renewal, extension or expansion options have been granted to any tenant, except as set forth in such Tenant's Lease;

     (J)          no Tenant has an option or right of first refusal to purchase the Properties, or any part thereof;

     (K)          Seller has the sole right to collect rent under each Lease and such right has not been assigned, pledged, hypothecated, or otherwise encumbered in any manner that will survive the Closing;

     (L)          Neither Seller nor any affiliate of Seller has made a loan or other advance to, or has any ownership interest in, any Tenant or any affiliate of any Tenant, except for (i) the New Kentwood Lease attached as Exhibit T; (ii) the tenant improvement allowances or inducements ("Tenant Allowances") listed on Schedule 10(h)(1) which, to Seller's knowledge, shows both the amount of all Tenant Allowances that were paid to Tenants and the amount, if any, remaining to be paid in respect of the Tenant Allowances; and (iii) loans or other advances made by a Seller affiliate to D&W and/or V.G.'s, which loans or advances are not pursuant to the applicable Leases and do not affect either the landlord's or tenant's rights or obligations under the applicable Leases;

     (M)          There are no loans or other advances to Tenants for tenant improvements, past due rent, or otherwise by Seller or its affiliates except (i) for the Tenant Allowances listed on Schedule 10(h)(1) which, to Seller's knowledge, shows both the amount of all Tenant Allowances that were paid to Tenants and the amount, if any, remaining to be paid in respect of the Tenant Allowances; and (ii) loans or other advances made by a Seller affiliate to D&W and/or V.G.'s, which loans or advances are not pursuant to the applicable Leases and do not affect either the landlord's or tenant's rights or obligations under the applicable Leases; and.

     (N)          There are no pending or to Seller's knowledge, threatened audits by Tenants relating to common area maintenance charges, real estate taxes, insurance, percentage rents or other items of additional rent paid or payable under the Leases; and

     (O)          Attached hereto as Schedule 10(h)(2) are aged receivable reports for each of the Centers which, to Seller's knowledge, are true and correct.

(i)          Contracts. Attached hereto as Schedule 10(i) is a list of all material agreements, instruments and understandings (excluding Leases and recorded instruments) to which Seller is a party and/or which are known to Seller and affect the Properties, including all amendments, guarantees, side letters and other documents relating thereto (collectively, the "Contracts"). Except as described on Schedule 10(i) each of the Contracts is assignable by Seller to Buyer or the LLC without consent or the payment of any fee, and each of the Contracts may be canceled upon not more than thirty (30) days' prior written notice without the payment of any fee, penalty, or termination payment. True, correct, complete and legible copies of each of the Contracts have been delivered to Buyer or will be delivered to Buyer promptly upon request by Seller. Each of such Contracts is in full force and effect and has not been modified or amended, except as indicated Schedule 10(i). Seller is not in default of any of its obligations under any of the Contracts and all fees and other charges described in the Contracts have been paid on a current basis. To Seller's knowledge, the vendor under each of the Contracts is not in default of any of its obligations thereunder.

(j)          General Litigation. There are no actions, suits or other proceedings by any person, firm, corporation, Tenant, or by any governmental authority now pending or to the Seller's knowledge, information, and belief, threatened against or affecting the LLC, the Centers or any part thereof, or Seller's interest in the Centers or any part thereof, except those which are described on Schedule 10(j), nor to Seller's knowledge, are there any investigations pending or threatened against or affecting the LLC, the Centers, or Seller's interest in the Centers, except those which are described on Schedule 10(j). Neither Seller nor the LLC has commenced any action, suit, or proceeding against any person or party, including, without limitation, any Tenant, relating to or affecting any of the Centers, except those which are described on Schedule 10(j).

(k)          Management Agreements; Employees. There are no management agreements in effect at any of the Properties. Buyer shall not have any obligation with respect to any employee engaged in connection with the Centers including to employ any such persons or to make any payment to them.

(l)          Eminent Domain. Seller has no knowledge of (i) any pending or threatened eminent domain proceedings affecting the Properties, in whole or in part and (ii) any pending or proposed changes to any roads or streets that provide access to the Properties. Seller will promptly notify Buyer if, prior to the Closing, Seller receives notice or obtains knowledge of any pending or threatened eminent domain proceeding or change to any roads or streets that provide access to the Properties.

(m)          Possession of Properties. To Seller's knowledge, there are no adverse or other parties in possession of the Properties or of any part thereof, except Seller and the Tenants under the Leases (and any subtenants or licensees of such Tenants), and unless otherwise identified on the Lease Schedule no party has been granted by Seller or the LLC any license, lease, or other right relating to the use or possession of the Properties, or any part thereof, except the Tenants under the Leases and parties named in recorded instruments. The Lease Schedule sets forth a list of all subtenants, concessionaires, and assignees of Tenants for which Seller has documentation in its possession.

(n)          Insurance Matters. To Seller's knowledge, no insurance company or board of fire underwriters has given notice requesting the performance of any work or alterations with respect to the Properties that has not been performed or required an increase in insurance rates applicable to the Properties as a result of work which has not been performed.

(o)          Foreign Person. Seller is not a foreign person (as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder).

(p)          Management Agreement. On the Closing date, there will be no contract or agreement in effect for the management of the Centers.

(q)          Governmental Approvals. To Seller's knowledge, all Approvals required by all governmental authorities for the ownership, use, occupancy, management and operation of the Properties in the manner in which each Property is being used, managed and operated on the date of this Agreement have been issued and are in effect and will be maintained and/or renewed by Seller through the date of the Closing.

(r)          Construction Liens. All bills and claims for labor performed and materials furnished with respect to the Properties for all periods prior to the Closing date have been (or prior to the Closing date will be) paid in full, and on the Closing date there will be no construction liens, mechanics' liens or materialmen's liens (whether or not perfected) for labor performed and materials furnished, recorded or filed against the Properties.

(s)          Legal Requirements. Neither Seller nor the LLC has received written notice from any governmental authority of any violation of any applicable laws, statutes, ordinances, codes, rules, regulations, permits, approvals or authorizations of any governmental body, agency or official relating to the Properties, including, without limitation, those regarding zoning which have not heretofore been cured.

(t)          Environmental Laws. Seller has not received any written notice from any governmental authority of the violation of any Environmental Laws (as hereinafter defined) with respect to the Properties. To Seller's knowledge, the current use and operation of the Properties is not in violation of any applicable Environmental Laws, except as described on Schedule 10(t) or in the Environmental Reports (as defined below). To Seller's knowledge, except as disclosed on Schedule 10(t), there are no underground storage tanks located on the Properties and no underground storage tanks have been removed from the Properties by Seller or any other person or party. "Environmental Laws" means all laws or regulations which relate to the manufacture, processing, distribution, use or storage of Hazardous Materials (as hereinafter defined). "Hazardous Materials" shall mean:

          (i)          Those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.) ("CERCLA"), as amended by Superfund Amendments and Reauthorization Act of 1986 (Pub. L. 99-499 100 Stat. 1613) ("SARA"), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.) ("RCRA"), and the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), and in the regulations promulgated pursuant to said laws, all as amended;

          (ii)          Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

          (iii)          Any material waste or substance which is (A) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq. (33 U.S.C. § 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. § 1317) or (B) radioactive materials; and

          (iv)          Those substances included within the definitions of "hazardous substances", "hazardous materials", "toxic substances" or "solid waste" in the Hazardous Waste Management Act of 1978; and

          (v)          Any other hazardous substance, pollution or contaminant that is regulated or becomes regulated under any other federal, state, regional, county, municipal, and other local laws, regulations, and ordinances.

(u)          Documentation. Between the date hereof and the Closing, Seller will make available all documentation with respect to the Centers and the LLC Interest in Seller's possession or under its control.

(v)          Insurance Policies. Seller will maintain all currently existing policies of insurance with respect to the Properties through the Closing Date. Seller will promptly notify Buyer of any claims made under any of the policies prior to the Closing.

(w)          Title. Seller currently owns and at or prior to the Closing, the LLC will own fee title to the Properties free and clear of all liens (other than liens for real estate taxes not yet due and payable and existing recorded mortgages, liens and security interests to be discharged by Seller at Closing), rights of first refusal and purchase options.

(x)          Personal Property. To Seller's knowledge, there is no Personal Property owned by Seller (or any affiliate of Seller including the LLC) and located at or used in connection with the operation or maintenance of the Properties. Between the date hereof and the Closing, neither Seller nor the LLC shall remove any Personal Property from the Properties except for necessary repairs or replacements, after which same shall be returned or installed at the Properties. If any item of Personal Property requires replacement, such item shall be replaced with another item comparable in quality and utility to the item removed.

(y)          Assessments. To Seller's knowledge, except as described in the Title Commitments there are no special or other governmental, quasi-governmental, public or private assessments for public improvements or otherwise now affecting the Properties nor are there any: (i) pending or threatened special assessments affecting the Properties or (ii) any contemplated improvements affecting the Properties that may result in special assessments affecting the Properties. To Seller's knowledge, none of the Properties is subject to a real estate tax abatement or a real estate tax program that would have the effect of deferring the payment of real estate taxes to a period after the Closing.

(z)          Environmental Reports. Seller has delivered to Buyer true and complete copies of all environmental and hazardous substance reports, BEAs and ACM Documents relating to the Properties which are (i) in the possession of or control Seller, or (ii) which were prepared for Seller and of which Seller has knowledge, which reports, BEAs and ACM Documents are listed in Schedule 10(z) (the "Environmental Reports"). Except as disclosed in the Environmental Reports or any Phase I or other environmental report obtained by Buyer or Buyer's Agents, to Seller's knowledge no Hazardous Materials are or have been stored, used or located at the Properties in violation of any applicable legal or regulatory requirement.

(aa)          Division Rights. Seller has not assigned, transferred, conveyed, pledged or otherwise hypothecated any division rights available to the Properties under the Act.

(bb)          REAs. To Seller's knowledge, the Title Commitments contain a true, correct, and complete list of all reciprocal easement agreements, including all amendments and supplements thereto, relating to the Properties (the "REAs"), and true, correct, and complete copies of the REAs have been delivered or made available to Buyer by the Title Company. Seller has not received any written notice, and Seller is not aware, that Seller is in violation of or in default under any of the REAs, and Seller has not sent any written notice, and Seller is not aware, that any party is in violation of or in default under any of the REAs. There are no unpaid monetary obligations due from the owner of the Properties under the REAs. Each REA is in full force and effect. There are no pending or, to Seller's knowledge, threatened audits by Tenants or other parties to the REAs for common area maintenance, taxes, and other similar billings.

(cc)          Additional Documentation. to Seller's knowledge, between the date of this Agreement and the Closing (i) Seller has provided or will make available to Buyer all material documentation with respect to the Centers or the operation thereof in Seller's possession or control and (ii) has not failed to provide, make available or disclose to Buyer any documentation (y) in Seller's possession or control or (z) known by Seller to be necessary to make any of the representations set forth in this Section 10 or the other materials delivered or made available to Buyer not misleading in any material respect.

(dd)          Board Approvals. Seller has obtained the approval of its board of directors and Spartan has obtained the approval of its executive committee to this Agreement, the transactions contemplated herein and to the closing documents contemplated herein ("Board Approvals"). Except for the Board Approvals, no other approvals, consents or authorizations are necessary for the Seller and Spartan to enter into and consummate the transactions contemplated herein including, without limitation, the execution and delivery of the closing documents contemplated in this Agreement.

(ee)          No Property Violations. As of the date hereof Seller has received no notice of any violations of applicable laws, codes, rules, regulations, permits, approvals, authorizations or orders of any governmental agency, body, board or governmental officer (including, without limitation, land use, zoning and/or subdivision laws, codes, rules and regulations) affecting any of the Centers.

(ff)          No Adjacent Land. Except for the Properties, Seller and the LLC own no land and improvements adjacent to and abutting any of the Centers.

(gg)          Assignable Warranties. Attached hereto as Exhibit 10(gg) is a list of all assignable warranties and guaranties relating to the Centers.

                    Notwithstanding anything in this Section 10 to the contrary, Seller shall be solely liable for the breach of any of the representations and warranties contained in this Section 10 whether same relate to Seller or the LLC; it being understood that neither the Buyer nor the LLC shall be deemed to have waived or limited their rights to assert a claim against Seller with respect to the breach of any representations and warranties contained in this Section 10 relating to the LLC due to the fact that Buyer or an affiliate of Buyer will own the entire membership interest in the LLC following the Closing. The liability of Seller and Spartan with respect to the foregoing representations, warranties and covenants of Seller shall be as set forth in the Indemnification Agreement to be executed and delivered by Seller and Spartan at the Closing.

                    For purposes of this Agreement, phrases such as "Seller's knowledge" or "known to Seller" shall mean actual awareness of a particular fact or other matter by any officer or director of Seller, and Darline Wethington, Cynthia Mehigh, and Marcia Holt.

11.          Buyer's Representations and Warranties. Buyer represents and warrants to Seller as follows:

(a)          Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is entitled to and has all requisite corporate power and authority to own and operate its assets as they are presently owned and operated.

(b)          Authorization. Except as otherwise provided herein, the execution of this Agreement by Buyer, the consummation of the transactions herein contemplated, and the execution and delivery of all documents to be executed and delivered by Buyer pursuant hereto, have been duly authorized by all requisite action on the part of Buyer and this Agreement has been and all documents to be delivered by Buyer pursuant hereto, will be, duly executed and delivered by Buyer and is or will be, as the case may be, binding upon and enforceable against it in accordance with their respective terms.

(c)          Violations. Neither the execution of this Agreement nor the carrying out of the transactions contemplated herein will result in any violation of or be in conflict with the instruments pursuant to which Buyer was organized and/or operates or, to Buyer's knowledge, any applicable law, rule or regulation of any public, governmental or quasi-governmental agency or authority, or any instrument or agreement to which Buyer is a party. No consent or approval of any third party is required for the execution of this Agreement or the carrying out of the transactions contemplated herein by Buyer.

(d)          Litigation. No judgment is outstanding against Buyer and no litigation, action, suit, judgment, proceeding, or investigation is pending or outstanding before any forum, court, or governmental body, department or agency, or, to the knowledge of Buyer, threatened, that has the stated purpose or the probable effect of enjoining or preventing the Closing.

(e)          Bankruptcy. No insolvency proceeding, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Buyer or any of Buyer's assets or properties, is now or on the Closing Date will be pending or, to the knowledge of

Buyer, threatened. Buyer has not commenced (within the meaning of any federal or state bankruptcy law) a voluntary case, consented to the entry of an order for relief against it in an involuntary case, or consented to the appointment of a custodian of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any federal or state bankruptcy law that is for relief against Buyer in an involuntary case or appointed a custodian of Buyer for all or any substantial part of its property.

(f)          Sufficient Funds. Buyer will have sufficient funds to pay the Purchase Price on the Closing Date.

12.          Commissions. Seller represents that it has not dealt with or entered into any contracts with any brokers or finders nor has Seller obligated itself to pay any real estate commissions or finders' fees on account of the execution of this Agreement or the transactions contemplated herein to any person, including, but not limited to, any of Seller's Associate Brokers or Salespersons listed in this Section 12. Buyer represents that it has not dealt with or entered into any contracts with any brokers or finders nor has Buyer obligated itself to pay any real estate commissions or finders' fees on account of the execution of this Agreement or the close of the transaction contemplated herein. Based on such representations, Buyer and Seller hereby agree to indemnify and hold each other harmless from any claims, damages, expenses, liabilities, liens or judgments (including costs, expenses and reasonable attorneys' fees in defending the same) which arise on account of any claim made by any person or entity for commissions or finders' fees with respect to the transactions contemplated herein due to the breach of any of the representations and warranties made by the indemnifying Party in this Section. Seller hereby acknowledges and discloses that Seller is a licensed real estate broker in the State of Michigan. Darline Wethington, Allan Graham and Chris Kindel are Associate Real Estate Brokers working under the Broker License of Seller and Cynthia Mehigh and Sharon Platteschorre are Salespersons working under the Broker License of Seller. If this Agreement is executed by Darline Wethington, such execution is solely in her capacity as a duly authorized officer of the Seller, and not in any capacity as a broker or agent of Seller. The provisions of this Section 12 shall survive the Closing. The liability of Seller under this Section 12 shall be as set forth in the Indemnification Agreement to be executed and delivered by Seller and Spartan at the Closing.

13.          Confidentiality. All information obtained by Buyer or Buyer's Agents from Seller or Seller's agents, employees, or contractors, or by reason of any inspection, survey, or investigation of the Property by Buyer or Buyer's Agents, including, but not limited to, any data, surveys, written reports, field notes, and drawings resulting from any inspection, survey, test or other inquiry, except for any information in the public domain (collectively, "Confidential Information"), will be held strictly confidential by Buyer and Buyer's Agents and consultants, attorneys, accountants and advisors, subject only to mandatory disclosure pursuant to applicable law or legal process. All inspections and tests performed on the Properties by Buyer or Buyer's Agents will be conducted in compliance with all applicable federal, state, and local laws, orders, regulations, and ordinances. If this Agreement is terminated for any reason, Buyer will promptly deliver to Seller copies of the Confidential Information provided by Seller to Buyer or obtained or prepared by Buyer's environmental consultants, engineers, and Buyer's Agents performing physical inspections or tests on the Properties, which Confidential Information shall be transferred or assigned by Buyer to Seller without any representation or warranty whatsoever. The obligations of Buyer under this Section will survive the termination of this Agreement. Notwithstanding anything herein to the contrary, the obligations of Buyer shall not apply to any Confidential Information that is required, or Buyer or its affiliates determines based on advice of counsel (including in house counsel) is advisable, to be disclosed by Buyer or its affiliates (x) to comply with applicable securities laws or regulations (collectively, "Securities Laws") or under the rules or policies of the New York Stock Exchange ("NYSE"), including in connection with the filing by Buyer or its affiliates of a registration statement under the Securities Laws, (y) in connection with an offering of its securities or (z) as otherwise may be consistent with its past securities disclosure practices. Without limiting but subject to the foregoing, Buyer may disclose, (i) a summary description of the material terms of this Agreement, (ii) a copy of this Agreement, (iii) to the extent necessary to comply with applicable Securities Laws or the rules or policies of the NYSE or as reasonably determined by Buyer or its affiliates to be advisable in connection with an offering of its securities, historical and pro forma financial information with respect to the Centers, and (iv) such aggregate portfolio information, including the location of the Centers, that would typically be disclosed in any investor or analyst call or, to the extent necessary to comply with applicable Securities Laws or the rules or policies of the NYSE or as reasonably determined by Buyer or its affiliates to be advisable in connection with an offering of its securities, in a registration statement or other public filing made under applicable Securities Laws or otherwise consistent with its past disclosure practices.

14.          Damage or Destruction. If prior to the Closing, any portion of the Properties is partially damaged or destroyed by fire or other casualty, but is not materially damaged or destroyed (as defined below) by fire or other casualty, Buyer shall be required to perform this Agreement (provided that Seller maintained full replacement cost coverage with a financially responsible insurance company) and Buyer or the LLC shall be entitled to an assignment of the proceeds under the applicable insurance policy or a credit in the amount of any insurance proceeds received by Seller plus a credit against the Purchase Price in the amount of the applicable insurance deductible and in the amount of any uninsured loss not to exceed $150,000 for any Property. If any portion of the Properties is materially damaged or destroyed by fire or other casualty, then Buyer may terminate this Agreement on written notice to Seller given no later than three (3) business days after Buyer receives an estimate of the cost of repairs. If Buyer shall exercise such option to terminate, the Termination Remedy shall apply. If a Property is materially damaged or destroyed, Buyer shall have the right in lieu of terminating this Agreement to remove the applicable Property from this Agreement in which event (i) the Purchase Price shall be adjusted downward by the amount of the Purchase Price allocated to such Property, (ii) the Deposit shall be adjusted downward so that the Deposit remains the same percentage of the adjusted Purchase Price as the percentage of the original Deposit to the original Purchase Price and (iii) the terms "Properties" and "Centers" shall not thereafter refer to any Property and Center that was removed from this Agreement; provided that

Buyer shall only be entitled to remove only one (1) Property from this Agreement under this Section 14 and under Section 15 below. If Buyer does not exercise such option to terminate this Agreement or to remove the affected Property from this Agreement, the Agreement shall remain in full force and effect in accordance with its terms and Buyer or the LLC shall be entitled to an assignment of the insurance proceeds and credits as provided in the first sentence of this Section 14. In the event of any damage by fire or other casualty, the determination as to whether such damage or destruction is material shall be made by an engineer or architect ("Approved Engineer") designated jointly by Seller and by Buyer. For purposes hereof, a Property shall be deemed "materially damaged or destroyed" if (i) the cost of repair and restoration of such damage or destruction as estimated by the Approved Engineer for any portion of the Property is greater than One Hundred Fifty Thousand and No/100 ($150,000.00) Dollars or (ii) if the supermarket Tenant at the applicable Property would have the right to terminate its Lease as a result of the damage or destruction to the applicable Property. If Buyer agrees to close with respect to any Property that has been materially damaged, Seller shall pay to Buyer the amount of any rent loss incurred by the LLC or Buyer for rent abatements taken by Tenant due to such damage or destruction between the date hereof and the date that such rent abatement fully ceases less the amount of rent-loss insurance proceeds, if any, received by the LLC or Buyer (the "Rent Abatement Amount"). The proceeds of all rent-loss insurance payable with respect to any damage or destruction after the date of this Agreement shall be assigned by Seller to Buyer or the LLC at the Closing (pro rated to midnight of the day preceding the Closing).

15.          Condemnation. In the event proceedings to condemn any material portion (as defined below) of the Property are commenced or threatened before the Closing, Seller shall immediately notify Buyer thereof and Buyer shall have the right to terminate this Agreement, in which event the Termination Remedy shall apply. If a material portion of a Property shall be condemned, Buyer shall have the right in lieu of terminating this Agreement to remove the applicable Property from this Agreement in which event (i) the Purchase Price shall be adjusted downward by the amount of the Purchase Price allocated to such Property, (ii) the Deposit shall be adjusted downward so that the Deposit remains the same percentage of the adjusted Purchase Price as the percentage of the original Deposit to the original Purchase Price and (iii) the terms "Properties" and "Centers" shall not thereafter refer to any Property and Center that was removed from this Agreement; provided that Buyer shall only be entitled to remove only one (1) Property from this Agreement under this Section 15 and under Section 14 above. In the event Buyer does not elect to terminate this Agreement or to remove the affected Property from this Agreement, Seller shall assign to Buyer or the LLC, at the Closing, all of Seller's right, title and interest in and to any condemnation proceeds payable with respect to the affected Property. Prior to the Closing, Seller and Buyer shall jointly negotiate and settle any condemnation award. "Material portion" shall mean any portion, the loss of which would (i) render the affected Property in non-compliance with applicable legal or regulatory requirements for the current use, occupancy or operation thereof, (ii) materially impair pedestrian or vehicular ingress or egress to or from the affected portion of the Property, (iii) require the expenditure for repair and/or restoration of more than One Hundred Fifty Thousand and No/100 ($150,000.00) Dollars in the aggregate, or (iv)

give the supermarket Tenant at the applicable Property the right to terminate its Lease or abate its rent as a result of the condemnation to the applicable Property.

16.          Notices. All notices, requests, demands and other communications hereunder will be in writing and will be given by (i) established express delivery service which maintains delivery records, (ii) hand delivery, or (iii) certified or registered mail, postage prepaid, return receipt requested, to the Parties at the following addresses, or at such other address as the Parties may designate by written notice in the above manner:
To Seller:

Market Development Corporation 850-76th Street, SW P.O. Box 8700 Kentwood, MI 49518-8700 Facsimile: (616) 530-4564 Attention: Clifford C. Sasfy

With copy to:

Richard E. Cassard, Esq. Warner Norcross & Judd LLP 900 Old Kent Building 111 Lyon Street, NW Grand Rapids, MI 49503-2487 Facsimile: (616) 752-2500

To Buyer:

New Plan Excel Realty Trust, Inc. 1120 Avenue of the Americas, 12th Floor New York, New York 10036 Attn: Steven F. Siegel Facsimile: (212) 869-7460

With copy to:

Lichter Gliedman Weinberg PC 666 Fifth Avenue, 14th Floor New York, New York 10103 Attn: Edwin Weinberg, Esq. Facsimile: (212) 658-9424

Communications may also be given by facsimile transmission at the number(s) set forth above, provided the communication is concurrently given by one of the above methods. Notices are effective upon receipt, or upon attempted delivery if delivery is refused or if delivery is impossible because of the recipient's failure to provide a reasonable means for accomplishing delivery. The attorneys for each party shall have the right to give notices on behalf of its client.

17.          Default.

(a)          IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER AS ITS SOLE AND EXCLUSIVE REMEDY SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES (OR IF THE DEPOSIT HAS NOT BEEN PAID BY BUYER, SELLER SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF $1,000,000), THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER'S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT, BY SIGNING THIS AGREEMENT EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.

(b)          If Seller shall default in its obligations under this Agreement, the Parties agree that Buyer's sole remedies shall be limited to the Termination Remedy or to specific performance of this Agreement.

18.          Reimbursement Amount. For purposes of this Agreement the "Reimbursement Amount" shall mean all of Buyer's out-of-pocket expenses incurred for environmental consultants and reports (not to exceed $42,000), engineering consultants and reports (not to exceed $26,000), accounting consultants (not to exceed $50,000), and legal fees and disbursements (not to exceed $100,000). If Buyer shall default in its obligation under this Agreement to close, Seller shall not reimburse Buyer for any portion of the Reimbursement Amount. If Seller shall default in its obligations under this Agreement (including, without limitation, the obligation to cause ABN-AMRO to release or satisfy its liens, encumbrances and security interests in the Centers), Seller shall promptly reimburse Buyer for one hundred percent (100%) of the Reimbursement Amount. If Seller shall not default in its obligations under this Agreement and Buyer shall not default in its obligation to close under this Agreement, but the Closing does not occur due to Seller's failure to satisfy the conditions precedent set forth in Sections 3(d), 3(e), 3(f), 3(h), 3(i), 3(j), 3(k) or 3(l), Seller shall promptly reimburse Buyer for one hundred percent (100%) of the Reimbursement Amount. If Seller shall not default in its obligation under this Agreement and Buyer shall not default in its obligation to close under this Agreement but the Closing does not occur for any reason other than Seller's failure to satisfy the conditions precedent set forth in Sections 3(d), 3(e), 3(f), 3(h), 3(i),

3(j), 3(k) or 3(l), Seller shall promptly reimburse Buyer for fifty percent (50%) of the Reimbursement Amount. If Buyer terminates this Agreement during the Inspection Period pursuant to Section 3(c) hereof, Seller shall promptly reimburse Buyer for fifty (50%) percent of the Reimbursement Amount. The provisions of this Section 18 shall survive the Closing or the sooner termination of this Agreement. The obligation of Seller under this Section 18 shall be covered by the Indemnification Agreement to be executed and delivered by Seller and Spartan at the Closing.

19.          Attorneys' Fees. In the event a Party or Parties commences a legal proceeding to enforce any of the terms of this Agreement, the prevailing Party or Parties in such action will have the right to recover reasonable attorneys' fees and costs from the responsible Party or Parties to be fixed by the court in the same action. The term "legal proceedings" as used above will be deemed to include appeals from a lower court judgment and it will include proceedings in the federal bankruptcy court, whether or not they are adversary proceedings or contested matters. The term "prevailing Party or Parties" as used above will be deemed to mean the prevailing Party or Parties in any adversary proceeding or contested matter or any other actions taken by the non-bankrupt Party or Parties which are reasonably necessary to protect its rights in the Properties and the terms of this Agreement. The phrase "prevailing Party or Parties" in the context of proceedings in any court other than the federal bankruptcy court will mean the Party or Parties that prevail in obtaining the remedy or relief sought and the responsible Party or Parties will be the Party or Parties held liable for such remedy or relief. The provisions of this Section 19 shall survive the Closing or the termination of this Agreement.

20.          1031 Transaction. Notwithstanding anything to the contrary set forth herein, Seller may take such steps as Seller shall deem necessary or desirable to qualify the sale of each Property (or any portion thereof) under Section 1031 of the Internal Revenue Code, including the use of, and/or assignment of this Agreement to, a "qualified intermediary" within the meaning of Treas. Regs. § 1.1031(k)-(g)(4), or the use of any other multiparty arrangement described in Treas. Regs. § 1.1031(k)-1(g) and/or in accordance with revenue procedure 2000-37 (a "1031 Transaction"). Buyer shall reasonably cooperate (which cooperation shall be at Seller's sole cost and expense) in so structuring a 1031 Transaction, if so desired by Seller, provided that such structuring shall not affect Buyer's rights or obligations hereunder except to a de minimis extent. Notwithstanding anything to the contrary contained herein, in no event shall Buyer be required to accept title to any property other than the LLC Interest which shall only have title to the Centers in connection with any such 1031 Transaction. Seller agrees to indemnify Buyer from and against all losses resulting from any claim made against Buyer in connection with such 1031 Transaction by Seller. In addition, notwithstanding anything to the contrary contained herein, Buyer may take such steps as Buyer shall deem necessary or desirable to qualify the purchase of each Property (or any portion thereof) or the LLC Interest as a 1031 Transaction including a reverse 1031 Transaction. Notwithstanding anything to the contrary contained herein, Buyer expressly reserves the right to assign its rights, but not its obligations, hereunder to a "qualified intermediary" as provided in Treas. Regs. § 1.031(k)-1(g)(4) on or before the Closing Date. Seller shall cooperate (which cooperation shall be at Purchaser's expense) in so structuring a 1031 Transaction, including a reverse 1031 Transaction, if so desired by Purchaser, provided that such structuring shall not affect Seller's rights hereunder except to a de minimis extent. Notwithstanding anything to the contrary contained herein, in no event shall Seller be required to accept any property other than cash in connection with any such 1031 Transaction from any entity in satisfaction of Purchaser's obligation to pay the Purchase Price. Buyer agrees to indemnify Seller from and against all losses resulting from any claim made against Seller in connection with such 1031 Transaction of Purchaser. The obligations of the Parties contained in this Section 20 shall survive the Closing.

21.          Public Announcements. After the Closing Date, either party or its affiliates may issue any press release or otherwise make public disclosures that it deems desirable or necessary with respect to this Agreement or the transactions contemplated hereby without the consent of the other Party; provided, however, the Party making such disclosure or its affiliates shall consult with the other Party (which shall not be deemed to require the other Party's consent therefor) prior to the issuance of any press releases relating to this Agreement or the transactions contemplated hereby and the Party making such disclosure shall reasonably consider the comments of the other Party to any proposed press release or public disclosures. The obligations of the Parties contained in this Section 21 shall survive the Closing.

22.          Survival. Subject to the limitations contained in this Agreement, the representations and warranties, releases, waivers, and indemnity agreements contained in this Agreement will survive any expiration or termination of this Agreement and will not merge into any deed delivered and accepted upon the Closing of the transaction herein contemplated. Notwithstanding anything to the contrary contained in this Agreement, the monetary liability of Seller and Spartan with respect to any representations, warranties, indemnifications, obligations, covenants or agreements contained in this Agreement, any document delivered pursuant to Section 8(a) of this Agreement, and/or any Exhibit or Schedule to this Agreement shall be limited solely and exclusively to the monetary liabilities and any applicable limits contained in the Indemnification Agreement to be executed and delivered by Seller, Buyer, the LLC and Spartan at Closing.

23.          Miscellaneous.

(a)          The terms, covenants and conditions of this Agreement will be binding upon and inure to the benefit of the heirs, successors, transferees and assigns of the Parties.

(b)          This Agreement may be assigned by the Buyer to Buyer's affiliates without the prior written consent of the Seller, provided that Seller shall have received written notice of such assignment at or prior to the Closing together with an executed copy of an assignment and assumption instrument pursuant to which the Buyer assigns all of its right, title and interest in and to this Agreement to the assignee (including all rights to the Deposit) and the assignee assumes and agrees to be bound by all of the obligations of the Buyer under this Agreement. Buyer shall not be released from any of its obligations under this Agreement in connection with any such assignment. Except as permitted by this Section 23(b), this Agreement shall not be assigned by Buyer without Seller's written consent, which consent shall not be unreasonably withheld or delayed.

(c)          This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof, incorporates all prior agreements (except for the Confidentiality Agreement between the Parties which shall remain in effect until the completion of the Closing), and may only be modified by a subsequent writing duly executed by the Buyer and by Clifford C. Sasfy or David M. Staples on behalf of Seller.

(d)          Time is expressly made of the essence of each and every provision of this Agreement.

(e)          This Agreement will be interpreted and construed only by the contents hereof, and there will be no presumption or standard of construction in favor of or against either Party.

(f)          This Agreement will be interpreted and construed in accordance with, and governed by, the laws of Michigan without reference to the conflicts of laws principles thereof.

(g)          The captions in this Agreement are for convenience only and do not constitute a part of the provisions hereof.

(h)          If any term or provision of this Agreement or the application of it to any person, entity or circumstance will to any extent be invalid and unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable will not be affected thereby, and each term and provision of this Agreement will be valid and will be enforced to the extent permitted by law.

(i)          The individuals executing this Agreement represent and warrant that they have the power and authority to do so, and to bind the entities for which they are executing this Agreement.

(j)          If the last day of any time period stated herein will fall on a Saturday, Sunday or federal or state legal holiday, then such time period will be extended to the next succeeding day which is not a Saturday, Sunday or federal or state legal holiday.

(k)          The parties recognize that the law firm of Warner Norcross & Judd LLP ("Seller's Counsel") is representing the Seller and is not representing the LLC in the transaction contemplated by this Agreement. Buyer has hired independent legal counsel to represent it in the transaction contemplated by this Agreement ("Buyer's Counsel"). Seller's Counsel will represent Seller's interests with respect to the LLC, and Buyer's Counsel will represent Buyer's interests with respect to the LLC.

(l)          This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same original, and the execution of separate counterparts by Buyer and Seller shall bind Buyer and Seller as if they had each executed the same counterpart.

                    THE SUBMISSION OF THIS AGREEMENT FOR EXAMINATION OR NEGOTIATION OF THE TRANSACTION DESCRIBED HEREIN DOES NOT CONSTITUTE AN OFFER TO SELL THE PROPERTY, AND THE EXECUTION OF THIS AGREEMENT BY BUYER DOES NOT CONSTITUTE A BINDING CONTRACT UNTIL SUCH TIME AS THIS AGREEMENT HAS BEEN EXECUTED ON BEHALF OF SELLER AND DELIVERED TO BUYER.

                    This Agreement has been executed as of the date first above written.

WITNESSES:	SELLER:

MARKET DEVELOPMENT CORPORATION, a Michigan corporation

/s/ Christian E. Meyer	By: /s/ Clifford C. Sasfy
Name: Christian E. Meyer
Its: V.P.
/s/ Jill E. Schneider
Name: Jill E. Schneider

BUYER:

WITNESSES	NEW PLAN EXCEL REALTY TRUST, INC., a Maryland corporation

/s/ Christian E. Meyer	By: /s/ Steven Siegel
Name: Christian E. Meyer
Its: EVP
/s/ Jill E. Schneider
Name: Jill E. Schneider

The undersigned is executing this Agreement to acknowledge and agree to the terms hereof applicable to the undersigned.

SPARTAN STORES, INC.

By: /s/ James B. Meyer
Name: James B. Meyer
Title: President and CEO

EXHIBIT A		LEGAL DESCRIPTIONS OF THE LAND
EXHIBIT B	--	CERTIFICATE OF FORMATION
EXHIBIT C	--	LLC AGREEMENT
EXHIBIT D	--	PURCHASE PRICE ALLOCATION
EXHIBIT E	--	TITLE POLICY ALLOCATION
EXHIBIT F	--	FORM OF BILL OF SALE
EXHIBIT G	--	FORM OF TENANT ESTOPPEL CERTIFICATE
EXHIBIT G-1	--	LIST OF TENANTS FROM WHOM ESTOPPEL CERTIFICATES MUST BE OBTAINED
EXHIBIT H	--	FORM OF INDEMNIFICATION AGREEMENT
EXHIBIT I	--	INTENTIONALLY DELETED
EXHIBIT J	--	CONSENT TO THE ASSIGNMENT OF KENTWOOD D&W LEASE
EXHIBIT K	--	FORM OF REA ESTOPPEL CERTIFICATES
EXHIBIT K-1	--	LIST OF PARTIES FROM WHOM REA ESTOPPEL CERTIFICATES MUST BE OBTAINED
EXHIBIT L	--	FORM OF ASSIGNMENT OF LLC INTEREST
EXHIBIT M	--	FORM LEASE ASSIGNMENT AND ASSUMPTION
EXHIBIT N	--	FORM OF NOTICE TO TENANTS
EXHIBIT O	--	FORM OF ASSIGNMENT OF WARRANTIES, APPROVALS, TRADE NAMES, PLANS AND PROPERTY FILES
EXHIBIT P	--	FORM OF UPDATE CERTIFICATE
EXHIBIT Q	--	FORM ASSIGNMENT AND ASSUMPTION OF CONTRACTS
EXHIBIT R	--	FORM OF NOTICE TO CONTRACT VENDORS
EXHIBIT S	--	FORM OF NOTICE TO REA PARTIES
EXHIBIT T	--	FORM OF KENTWOOD LEASES FOR SELLER AFFILIATES

SCHEDULE 3(a)(ii)	--	ENDORSEMENTS AND AFFIRMATIVE CONVENANTS TO BE CONTAINED IN TITLE POLICIES
SCHEDULE 10(h)	--	LEASE SCHEDULE
SCHEDULE 10(h)(1)		LIST OF TENANT ALLOWANCES AND INDUCEMENTS
SCHEDULE 10(h)(2)	--	AGED RECEIVABLE REPORTS FOR THE PROPERTIES
SCHEDULE 10(i)	--	CONTRACTS
SCHEDULE 10(j)	--	GENERAL LITIGATION
SCHEDULE 10(t)	--	ENVIRONMENTAL MATTERS
SCHEDULE 10(z)	--	ENVIRONMENTAL REPORTS
SCHEDULE 10(gg)		LIST OF ASSIGNABLE WARRANTIES AND GUARANTIES